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                                                                       EXHIBIT 4


          FIRST AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT



                  THIS FIRST AMENDMENT, dated as of March 26, 2002 (this "Amendment"), is between Morton's Restaurant Group, Inc. a Delaware corporation (formerly known as Quantum Restaurant Group, Inc.) (the "Company"), and Equiserve Trust Company, N.A. (successor Rights Agent to The First National Bank of Boston) (the "Rights Agent")

                                    RECITALS

A. The Company and Rights Agent are parties to an Amended and Restated Rights Agreement dated as of March 22, 2001 (the "Rights Agreement").

B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

         Accordingly, the Rights Agreement is hereby amended as follows:

1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence as the penultimate sentence thereof:

         "Notwithstanding anything in this agreement to the contrary, none of Morton's Holdings and Morton's Acquisition, nor any Affiliates and Associates of each of them, shall be deemed to be an Acquiring Person for all purposes of this Agreement, provided that this sentence shall cease to apply if and when the Merger Agreement terminates."

2. AMENDMENT TO SECTION 1(j). Section 1(j) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of
         (i) the execution of the Merger Agreement, or (ii) public announcement or the consummation (or the public announcement of such consummation) of the transactions contemplated by the Merger Agreement."

3. AMENDMENT TO SECTION 1(t). Section 1(t) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of
         (i) the execution of the Merger Agreement, or (ii) public announcement or the consummation (or the public announcement of such consummation) of the transactions contemplated by the Merger Agreement."

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4.       AMENDMENT TO SECTION 1(w). Section 1(w) of the Rights Agreement is
amended to add the following clause at the end thereof:

         "but shall not include (i) the execution of the Merger Agreement, or
         (ii) public announcement or the consummation (or the public announcement of such consummation) of the transactions contemplated by the Merger Agreement".

5. FURTHER AMENDMENT OF SECTION 1. Section 1 of the Rights Agreement is amended to add the following immediately after Section 1(w) thereof:

         "(x) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated March 26, 2002, by and among Morton's Holding, Morton's Acquisition and the Company, as it may be amended from time to time.

         (y) "Morton's Holding" shall mean Morton's Holdings, Inc., a Delaware Corporation.

         (z) "Morton's Acquisition" shall mean Morton's Acquisition Company, a Delaware Corporation."

6. AMENDMENT TO SECTION 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13 shall not be deemed to apply to or be triggered as a result of (i) the execution of the Merger Agreement, or
         (ii) public announcement or the consummation (or the public announcement of such consummation) of the transactions contemplated by the Merger Agreement."

7. ADDITION OF SECTION 35. The Rights Agreement is amended to add the following Section 35 immediately after Section 34 thereof:

         "Section 35. Additional Agreements. (a) Simultaneously with the consummation of the merger contemplated by the Merger Agreement, (i) this Agreement will be terminated and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, and (iii) the holders of the Rights will not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company.

         (b) Notwithstanding anything to the contrary contained in this Agreement, this Agreement and the rights conveyed hereby shall not be applicable to the transactions contemplated by the Merger Agreement or any amendment thereof."


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8.       EFFECTIVENESS. This Amendment shall be deemed effective as of the date and year first above written, immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

9. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected or impaired or invalidated.



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         EXECUTED as of the date and year set forth above.


ATTEST:                                     MORTON'S RESTAURANT GROUP, INC.


/s/ Allen J. Bernstein                      By: /s/ Thomas J. Baldwin
-------------------------                      ---------------------------------
Name: Allen J. Bernstein                    Name: Thomas J. Baldwin
Title: Chairman of the Board,               Title: Executive Vice President
       President and CEO                           and CFO

ATTEST:                                     EQUISERVE TRUST COMPANY, N.A.


/s/ Michael Medeiros                       By: /s/ Carol Mulvey-Eori
-------------------------                      ---------------------------------
Name: Michael Medeiros                      Name: Carol Mulvey-Eori
Title: Account Manager                      Title: Managing Director



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